MARKETING SERVICE AGREEMENT
                                (the "Agreement")

This Agreement dated for reference the 25th day of January 2006, by and between:

                  Essentially Yours Industries, Inc.
                  7865 Edmonds Street
                  Burnaby, BC V3T 5V2
                  Tel: 604-759-5031 Fax: 604-759-5044
                  ("EYI")

AND:
                  Lou Prescott
                  6642 Aster Trail
                  Excelsior, MN 55331

                  ( "Prescott").

WHEREAS:

A. Essentially Yours Industries Inc.("EYI") is in the business of marketing dietary supplements and personal care products including the Code Blue System;

B. EYI desires to secure the services of Prescott to customize his `Business to Business' training and marketing program (the "Marketing Model") for EYI;

C. Prescott is willing to customize his Marketing Model for EYI's business and to assist with the implementation and necessary training.


NOW THEREFORE in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

2.       TERM

2.1 Term. This Agreement shall commence from the date first written above and shall continue for six months or unless terminated in accordance with the terms set out herein.

2.2 Termination by EYI Without Notice. EYI may terminate the engagement of Prescott without notice if Prescott:

     (a) is dishonest in dealing with EYI;

     (b) conducts himself or herself in a manner which is materially detrimental to the business of EYI; and

     (c) fails to carry out the services and duties to be performed by it pursuant to the provisions of this Agreement.

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2.3. Termination with Notice. Notwithstanding the foregoing either party may terminate this Agreement without reason, upon thirty (30) days prior written notice.

3.       REMUNERATION

3.1. Remuneration. In consideration for providing services during the term of this Agreement, EYI shall pay Prescott a monthly fee of five thousand dollars ($5,000 USD)

3.2 Taxes. Prescott shall be responsible for payment of all local and federal taxes in regard to all remuneration paid to Prescott and Prescott hereby indemnifies and saves harmless EYI from all claims in this regard.

4.       GOLD LEAD SYSTEM

4.1 EYI agrees to purchase the Gold Lead System and dedicate EYI's Sales & Communication Department to converting the leads into EYI's Independent Business Associates ("IBA").

4.2 EYI agrees that during the term of this agreement, it will give 100% of the leads to Prescott's binary organization. Upon termination of this Agreement, any leads generated from the Gold Lead System will be allocated 25% to Prescott and 75% to EYI.

5.       BINARY POSITION

5.1 EYI agrees to give Prescott a mutually agreeable position within EYI's binary.


6.       CONFIDENTIALITY

6.1 Prescott acknowledges that EYI has certain rights in certain confidential, proprietary, trade secrets or technical information:

6.2 Confidential Information. In this Agreement, "Confidential Information" means all confidential or proprietary information, intellectual property (including trade secrets and technology), customer or client lists, which in any way and at any time have been communicated to, acquired by, or learned by Prescott in the course of this Agreement

6.3 Confidentiality Maintained. Prescott covenants and agrees with EYI during the term of this Agreement and at all times after the termination of this Agreement to:

         (a)      keep all Confidential Information in the strictest confidence;

         (b) treat all Confidential Information with at least the same level of protection as Prescott would give his own confidential information of similar nature, but no less than a reasonable level of protection.

         (c)      hold all Confidential Information in trust for EYI; and

         (d)      not to directly, indirectly or in any other manner:

                  (i) publish or in any way participate or assist in the publishing of any Confidential Information;

                  (ii) utilize any Confidential Information, except as may be required for and in the course of the business of EYI; and

                  (iii) disclose or assist in the disclosure of any Confidential Information to any person, firm or corporation.


7.         NON-ASSIGNMENT

Prescott shall not assign any of the rights or benefits granted herein.

8.         NOTICES

 Any Notice required or permitted to be given hereunder shall be in writing and shall be effectively given if:

     (a) Delivered personally;

     (b) Sent by prepaid courier service or mail; or

     (c) Sent prepaid by fax or other similar means of electronic communication.

9.         AMENDMENTS

Any changes or amendments or additions to the Agreement must be in writing and signed by both parties to be effective.

This Agreement shall be construed in accordance with the laws of the Province of British Columbia and the Courts of the said Province shall have exclusive jurisdiction to hear all actions arising out of or in respect of this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

EYI Industries, Inc.

Per:     /s/ signed                                     /s/ signed

Name:    Jay Sargeant                                   Name: Lou Prescott

Title:   President/CEO